UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 13, 2008

Career Education Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2895 Greenspoint Parkway, Suite 600, Hoffman Estates, IL	60169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 781-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2008, Career Education Corporation (the “Company”) issued a press release announcing, among other things, the departure of Stephen C. Fireng as the Company's Group President, Art & Design and University Divisions. The effective date of Mr. Fireng's separation from employment was February 11, 2008 (the “Separation Date”).

In connection with his termination of employment, Mr. Fireng and the Company entered into an  Agreement and General Release (the “Agreement”) on March 13, 2008. Under the terms of the Agreement and pursuant to the Company’s Severance Plan for Executive Level Employees, Mr. Fireng will receive severance pay of $246,153.85 that is equal to 32 weeks of base wages. Mr. Fireng will also be eligible to continue to receive certain medical and dental benefits generally available to executive employees of the Company for a period of 32 weeks following the Separation Date.  In addition, the Company will pay Mr. Fireng the pro rata amount of Mr. Fireng’s earned 2008 bonus, if any, based on the period from January 1, 2008 through the Separation Date.

The Agreement also provides that Mr. Fireng agrees not to compete with the Company for a period of 32 weeks after the Separation Date and not to solicit the Company’s employees, customers, students and certain other persons for a period of 32 weeks after the Separation Date.  The Agreement further provides for a waiver and release of claims against the Company and other customary provisions.

The description of the terms of the Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

Exhibit
Number                      Description of Exhibit

10.1	Agreement and General Release between Career Education Corporation and Stephen C. Fireng executed on March 13, 2008.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Michael J. Graham
Michael J. Graham
Executive Vice President and Chief Financial Officer

Dated: March 19, 2008

3

Exhibit Index

Exhibit Number	Description of Exhibit
10.1	Agreement and General Release between Career Education Corporation and Stephen C. Fireng executed on March 13, 2008.

4